February 1, 2012

Technest Holdings, Inc.
10411 Motor City Drive, Suite 650
Bethesda, MD 20817

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Technest Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933, as amended (the “Act”) of up to 25,800,000 shares of Common Stock, par value $.001 per share (the “Shares”) of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement (defined hereafter).  Such Amendment No. 1 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on December 21, 2011, as may be subsequently amended, is herein referred to as the “Registration Statement.”  All the Shares being registered are issuable upon the Company exercising its Put (as defined in the Equity Purchase Agreement) right pursuant to the Equity Purchase Agreement (the “Purchase Agreement”) dated March 7, 2011 (the “Put Shares”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended, including the certificate of designations; (b) the Amended and Restated Bylaws of the Company, as amended; (c) the consent of the Board of Directors of the Company provided to us approving the issuance of the Put Shares, and (d) the Officer’s Certificate provided to us by the Company, in which we have assumed the truthfulness and validity of such representations contained therein.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such

Holland & Hart LLP  Attorneys at Law

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February 1, 2012 Page 2

other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing, we are of the opinion that the Put Shares, when issued in accordance with the provisions of the Purchase Agreement, will be duly authorized and legally issued by the Company and fully paid and nonassessable.  This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ HOLLAND & HART LLP